Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2003 (the "Agreement"), among EDGIL ASSOCIATES, INC., a Massachusetts corporation ("Edgil"), EDWARD P. HOPEY ("Hopey") and GIL WOLSKY ("Wolsky") (Hopey and Wolsky collectively referred to as the "Stockholders") on the one hand, and ADSTAR, INC., a Delaware corporation ("AdStar") and EDG ACQUISITION CORP., a Massachusetts corporation ("Newco") on the other hand.

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of each of Newco, AdStar and Edgil deem it desirable and in the best interests of their respective corporations and stockholders that Edgil merge with and into Newco (the "Merger");

      WHEREAS, the Merger is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS, Newco is a wholly owned subsidiary of AdStar; and

      WHEREAS, the Stockholders own all of the issued and outstanding shares of the capital stock of Edgil.

      NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I

                       MERGER OF NEWCO WITH AND INTO EDGIL

      1.01 Merger and Surviving Corporation.

            (a) Pursuant to the applicable law of the Commonwealth of Massachusetts, on the Effective Date (as hereinafter defined) Edgil shall merge with and into Newco, and Newco shall be the surviving corporation after the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Edgil Associates, Inc. The separate existence of Edgil shall cease upon the Effective Date (as defined below).

            (b) The Certificate of Incorporation of Newco as amended to change the name of Newco to "Edgil Associates, Inc." shall be the Certificate of Incorporation of the Surviving Corporation, until amended.

            (c) The By-Laws of Newco shall, from and after the Effective Date, be the By-Laws of the Surviving Corporation, until altered or amended.

      1.02 Effectiveness of the Merger. In the event that all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall either have been satisfied or waived, (a) Articles of Merger under the applicable provisions of the Massachusetts Business Corporation Law, chapter 156B of the Massachusetts, General Laws, substantially in the form annexed hereto as Exhibit A (the "Merger Certificate"), shall be delivered for filing on the Closing Date (as defined below) to the Secretary of Commonwealth of Massachusetts and shall become effective upon the acceptance of the filing of such Merger Certificate by said Secretary of State, which date shall be the "Effective Date" for purposes of this Agreement; and (b) the Consideration shall be tendered to the Stockholders in the manner set forth herein, and the


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

various agreements and instruments provided for herein to be executed and delivered at the Closing shall be so executed and delivered by the parties hereto.

      1.03 Conversion of Newco Stock and Edgil Stock. The manner and basis of converting the shares of capital stock of Newco and Edgil shall be as follows:

            (a) Each of the 100 outstanding shares of common stock of Newco (the "Newco Stock"), issued and outstanding at the Effective Date and all rights with respect thereto shall remain outstanding and shall therefore be the sole issued and outstanding shares of the capital stock of the Surviving Corporation immediately following the Effective Date.

            (b) (i) All of the shares of the common stock of Edgil, par value $0.01 per share (the "Edgil Common Stock"), issued and outstanding at the Effective Date and all rights with respect thereto shall, by reason of and simultaneous with the Merger and without any action on the part of the holders thereof be canceled and converted into the right to receive in the aggregate the Consideration (as defined below).

                  (ii) Immediately following the Effective Date each Stockholder shall be entitled, upon the surrender to the Surviving Corporation of his certificates of Edgil Common Stock as shall represent all of his shares of such stock, to receive that percentage of the Consideration as is set forth next to such Stockholder's name under the column headed Applicable Percentage Interest (the "Applicable Percentage Interest") on Exhibit B annexed hereto.

                  (iii) All rights with respect to shares of Edgil Common Stock shall cease and terminate at the Effective Date, notwithstanding that any certificates evidencing said shares of Edgil Common Stock shall not have been surrendered to the Surviving Corporation, and the holders of said shares shall have no interest in or claims against the Surviving


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

Corporation, arising out of the ownership of such shares of Edgil Common Stock, except for the right to receive their portion of the Consideration for their Edgil Common Stock in accordance with the terms hereof.

            (c) Immediately following the Effective Date, any and all options or other rights to acquire any shares of the capital stock or other equity securities of Edgil shall be cancelled and shall thereafter be void and of no further force and effect.

                                   ARTICLE II

                             CONSIDERATION; CLOSING

      2.01 Consideration. The "Consideration" shall be equal to (a) $1,520,000 in cash ($0.563 per share of Edgil Common Stock), and (b) 1,311,530 shares (0.4858 shares of the Common Stock, par value $.0001, of AdStar ("AdStar Stock") for each share of Edgil Common Stock), such 1,311,530 shares of AdStar Stock being hereinafter called the "Consideration Shares". The cash portion of the Consideration shall be wired to the respective accounts of the two Stockholders, in the Applicable Stockholder Percentage set forth on Exhibit B hereto, on the Closing Date, and within four (4) business days thereafter the Consideration Shares shall be delivered to the two Stockholders, in the Applicable Stockholder Percentage set forth on Exhibit B hereto.

      2.02 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Burns & Levinson, LLP, 125 Summer Street, Boston, MA 02110 at 10:00 A.M. on Tuesday, October 21, 2003, or on the business day following the satisfaction of all of the conditions set forth in Articles VII and VIII, or at such other place, date or time as shall


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

be mutually agreed upon by the parties (such date or such other agreed upon time and date is called the "Closing Date").

      2.03 Documents At the Closing, the parties each shall exchange certificates attesting to the current satisfaction of the various conditions thereto set forth in Articles 8 and 9 hereto, as well as the Employment Agreements (defined in Section 6.05 hereof), the Registration Rights Agreement (described in Section 9.07 hereof), the cancellation of the current promissory notes from Edgil to the Stockholders and the issuance of the new notes described in Section 6.04 hereof.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder, for himself only, hereby represents and warrants to and agrees with Newco and AdStar, as follows:

      3.01 Ownership. As of the date hereof, such Stockholder is the lawful owner of record of the number of shares of Edgil Common Stock set forth opposite his name in Exhibit B hereto.

      3.02 No Liens. The shares of Edgil Common Stock owned by such Stockholder are free and clear of all liens, charges, encumbrances and restrictions of any kind and nature whatsoever (other than mutual rights of first refusal held by each of the two Stockholders on each other's stock, which each Stockholder hereby waives) and none of such shares is subject to any agreement whatsoever with respect to the voting, sale or pledge thereof or any like matter, nor has any proxy been granted to any corporation, company, partnership, joint venture, other entity or natural person (a "Person") with respect to any such shares of Edgil Common Stock.


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

      3.03 Authorization of Agreement. This Agreement has been duly and validly executed and delivered by or on behalf of such Stockholder and constitutes a valid obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

      3.04 Interests in Property or Activities of Edgil. Except as set forth on
Schedule 3.04, such Stockholder does not have any (direct or indirect) interest
(a) in any property, real or personal, tangible or intangible used in the business of Edgil, or (b) in any Person which conducts business with Edgil. The parties hereto hereby agree to the exchange of property set forth on Schedule
3.04 hereto.

      3.05 Information; Accredited Investor. Each Stockholder has received the SEC Reports (as defined below) and has had an opportunity to speak to and ask questions of the officers of AdStar concerning AdStar, its financial condition, its business and prospects which such Stockholder deems to be adequate in order for such Stockholder to have executed this Agreement and to have acquired the shares of AdStar Common Stock to be acquired by such Stockholder hereunder. Such Stockholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (an "Accredited Investor").

      3.06 Investment Intent. All shares of AdStar Common Stock to be acquired by such Stockholder pursuant to this Agreement are being acquired by such Stockholder solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Such Stockholder acknowledges that all such shares of AdStar Common Stock have not been registered under the Act, or the securities laws of any state or other jurisdiction, and that all such shares of AdStar Common Stock shall bear a legend in substantially the following form:


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

      "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF EDGIL
                              AND THE STOCKHOLDERS

      Edgil and each Stockholder, jointly and severally, hereby represent and warrant to and agree with Newco and AdStar as follows:

      4.01 Organization and Good Standing. Edgil is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority to conduct its business as it is now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. Edgil is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification, such that the failure to be so qualified would have a material adverse effect on the assets, business or financial condition of Edgil, taken as a whole (an "Edgil Material Adverse Effect")

      4.02 Capitalization of Edgil. The total authorized capital stock of Edgil consists of Three Million (3,000,000) shares of common stock, par value $0.01 per share, of which Two Million Seven Hundred Thousand (2,700,000) shares are issued and outstanding voting shares, and the remaining 300,000 shares are Non-Voting Common Stock, none of which are issued.

      4.03 Options, Etc. Except as set forth on Schedule 4.03, Edgil has no outstanding (a) options, warrants or other rights to purchase, acquire or convert into any shares of its capital


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

stock or other equity securities, or (b) any other agreement or right (preemptive, contractual or otherwise) to issue or sell any such shares of its capital stock or other equity securities. Edgil has advised AdStar that it has, prior to the date hereof, fully vested each of the optionees. At the Closing, AdStar replace each option set forth on Schedule 4.03(b) with a corresponding AdStar option on the following basis: (a) each holder of an option to purchase shares of Edgil Common Stock at $0.92 per share shall receive in replacement therefor an option to purchase that number of shares of AdStar Stock as shall equal the number of shares of Edgil Common Stock which such optionee has a right to purchase, multiplied by 0.4858, at a price per share of AdStar Stock of $0.73; (b) each holder of an option to purchase shares of Edgil Common Stock at $1.02 per share shall receive in replacement therefor an option to purchase that number of shares of AdStar Stock as shall equal the number of shares of Edgil Common Stock which such optionee has a right to purchase, multiplied by 0.4858, at a price per share of AdStar Stock of $0.94; (c) each holder of an option to purchase shares of Edgil Common Stock at $1.16 per share shall receive in replacement therefor an option to purchase that number of shares of AdStar Stock as shall equal the number of shares of Edgil Common Stock which such optionee has a right to purchase, multiplied by 0.4858, at a price per share of AdStar Stock of $1.23.

      4.04 Subsidiaries. Edgil does not own any equity interest, directly or indirectly, in any corporation, company, partnership, trust, joint venture or other entity.

      4.05 Authority and Compliance. Edgil has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by Edgil of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings, including, without limitation, the approval of its Stockholders. This Agreement has been duly and validly executed and delivered on behalf of


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

Edgil and constitutes a valid obligation of Edgil, enforceable against Edgil in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority (other than the filing of the Articles of Merger with the Massachusetts Secretary of State and a final tax return with the Massachusetts Department of Revenue), or any court, is required to be obtained or made by Edgil in connection with the execution, delivery and performance of this Agreement by Edgil or the consummation of the transactions contemplated hereby by Edgil.

      4.06 No Conflict. The performance of this Agreement by Edgil and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any material contract or other agreement or instrument to which Edgil is a party or by which Edgil or any of its properties or assets is bound, or
(ii) its Articles of Incorporation or By-Laws, or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to Edgil; in each case where any such breach, violation or default would have an Edgil Material Adverse Effect

      4.07 Accounts Receivable.

            (a) All accounts receivable reflected on the Financial Statements (as defined below) and all accounts receivable created after June 30, 2003 to and including the date hereof (collectively, the "Receivables") arose from bona fide sales of goods or services in the ordinary course of business are genuine and are absolutely owing to Edgil and are not contingent for any reason, other than those reserved for on the Financial Statements (defined below) and a proportionately similar reserve for the period subsequent to that covered thereby.


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

            (b) All of the Receivables, net of the reserve described above, will be collected in full in accordance with their terms.

      4.08 Financial Statements. Schedule 4.08 contains copies of the unaudited financial statements of Edgil for each of the two fiscal years June 30, 2003 and June 30, 2002, respectively (the "Financial Statements"). The Financial Statements are true, complete and correct and fairly present in all material respects the financial position of Edgil at June 30, 2003 and June 30, 2002 respectively, and the results of operations for each of the years then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior periods.

      4.09 Compliance with Law. The operation by Edgil of its business and the use and occupancy of its assets and properties is in compliance with all, and not in violation of any applicable law or ordinance (federal, state or local), or any order, rule or regulation of any governmental agency or body to which Edgil or its assets are subject, where such non-compliance or violation would have an Edgil Material Adverse Effect. Edgil has obtained and adhered to the requirements of any government license, permit or authorization necessary to the operation of its business.

      4.10 Absence of Certain Events. Except as set forth on Schedule 4.10, since June 30, 2003, Edgil has not:

            (a) changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any shares of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock;


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

            (b) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice;

            (c) sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;

            (d) created, incurred, assumed or guaranteed any indebtedness for money borrowed (other than in the ordinary course of business consistent with past practice), or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance any of its assets or properties;

            (e) amended or terminated any material contract, commitment or agreement to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it, in each case other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business;

            (f) increased the salaries or other compensation of, paid any bonus to, or made any advance or loan to, any of its Stockholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its Stockholders, directors, officers or employees may be entitled;

            (g) repaid any amount due to any Stockholder, officer, or director which was reflected on the Financial Statements; or

            (h) entered into any material transaction or operated other than in the ordinary course of business consistent with past practice.

      4.11 Taxes and Tax Returns. The amounts established as liabilities or reserves for taxes on the Financial Statements are sufficient for the payment of all federal, state and local


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taxes, and all employment and payroll-related taxes, including any penalties or interest thereon, whether or not based upon or measured by, in whole or in part, net income. Edgil has not entered into any tax sharing agreement. Except as set forth in Schedule 4.11, Edgil has (i) duly made all deposits required by law to be made with respect to employee withholding taxes; (ii) duly filed (subject to any applicable extensions of time to file any tax returns) with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by it for the periods covered thereby, and it has paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns; and (iii) not received any notice of assessment or deficiency or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with such tax returns which has not been satisfied in full and there is no pending tax examination of or tax claim asserted against Edgil. Anything to the contrary herein notwithstanding, the parties acknowledge that the obligation to withhold sales taxes on the products which Edgil sells can vary from state to state, and in fact Edgil has done so, and currently does so, only for sales to customers located in Massachusetts and California, and makes no representation as to its compliance with the sales and/or use tax withholding obligation of any other state or jurisdiction. Except as set forth on Schedule 4.11, none of the federal income tax returns of Edgil has ever been audited by the Internal Revenue Service. No agreement for the extension of time or waiver of the statute of limitations for the assessment of any tax deficiency or adjustment for any year is in effect as against Edgil. True, correct and complete copies of all (i) federal, state and local income and/or franchise tax returns


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

and (ii) state and local sales tax returns filed by Edgil since June 30, 2000 have previously been made available to AdStar.

      4.12 Patents, Trademarks, Copyrights, Etc. Edgil owns or validly licenses all trademarks, trademark applications, trade names, logos, copyrights, copyrightable works, mask works, computer software (including data and related documentation), trade secrets, know how, inventions and similar intellectual property rights (collectively "Rights") utilized in and necessary to the conduct of its business as currently being conducted (the "Edgil Rights"). Schedule 4.12 contains a complete and correct list of all trademarks, trademark applications, tradenames, logos and copyrights currently owned or used by Edgil in the conduct of its business indicating, where applicable, the registered and beneficial owner and the expiration date thereof. To the actual knowledge of either Stockholder, the conduct of the business of Edgil as currently conducted does not infringe upon valid Rights of others in any way. Except as set forth on
Schedule 4.12, neither the validity of the Edgil Rights, nor the use thereof by Edgil, is the subject of any pending or threatened action to which Edgil is a party, nor to the actual knowledge of either Stockholder do any facts exist which may have any material adverse effect on the legal right of use by Edgil of, or the legal validity of, the Edgil Rights. Edgil does not know of any material use that has been made or is now being made of any of Edgil Rights except by Edgil, other than pursuant to licenses to customers of Edgil (of which all material licenses have been disclosed to AdStar herein or in the Schedules hereto).

      4.13 Legal Proceedings, Etc. Except as set forth on Schedule 4.13, there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the actual knowledge of Edgil or the Stockholders, threatened by, or against Edgil, or affecting its business or any of its assets or properties, or specifically relating to the


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

transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind, which could have an Edgil Material Adverse Effect.

      4.14 Real Property Leases. Edgil does not own any real property. Schedule
4.14 sets forth all real property leases under which Edgil is a lessee. All such leases are valid and binding, and are in full force and effect; there are no existing material defaults by Edgil thereunder; and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by Edgil. Except as set forth on Schedule 4.14, the consummation of the transactions contemplated by this Agreement will not require the consent of the lessor under any such lease (all of such required consents being hereafter called (the "Required Lease Consents")). Edgil has delivered or made available to AdStar true and complete copies of all such leases.

      4.15 Contracts and Commitments. Except as listed on Schedule 4.15, or any other Schedule annexed hereto, Edgil is not a party to any:

            (a) Contract or Contracts for the borrowing of money or for a guarantee, pledge or undertaking of the indebtedness of any other person;

            (b) Contract limiting or restraining in any respect Edgil or either of the Stockholders from engaging or competing in any lines of business or with any person;

            (c) any employment or consulting contract;

            (d) any Contract to perform services by Edgil involving receipt by Edgil of an amount in the aggregate in excess of $25,000;

            (e) Lease relating to personal property involving annual payments by or to Edgil in excess of $10,000;


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            (f) Contract with any labor union; or

            (g) any other Contract material to the operation of the business or entered into otherwise than in the ordinary course of business.

            Any Contract set forth on Schedule 4.15 which requires the consent of the other party thereto to the assignment thereof is noted on such Schedule (the "Required Contract Consents").

As used in the Agreement, the term "Contract" includes any mortgage, indenture, agreement, license, contract, commitment or lease, whether written or oral.

      4.16 Employee Benefit Plans. Set forth on Schedule 4.16 is a summary of each and every bonus, incentive, deferred compensation, profit sharing, pension, retirement, disability, hospitalization, life insurance, health benefit, medical reimbursement, vacation, sick pay, severance pay or other plan, program, arrangement or agreement (whether written or oral) maintained by Edgil or any other person relating to and providing benefits to any of the employees of Edgil.

      4.17 Employees. Set forth on Schedule 4.17 is a complete and accurate list of the names, social security numbers, dates of hire, dates of birth, sex, annual wages or hourly wage rates, as the case may be, spouses, dependents and job descriptions of all present employees of Edgil who are in active employment on the date hereof. An employee shall be considered "in active employment" if he or she performs services or is on vacation or authorized leave on the date hereof.

      4.18 Customers: Suppliers: Adverse Conditions. Except as set forth on
Schedule 4.18, (i) there has not, since January 1, 2002, been any termination or cancellation of the business relationship of Edgil with any of the major customers or major suppliers of Edgil;


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

and (ii) to the best of the Stockholder's actual knowledge, there do not exist any facts or circumstances (except for general economic conditions affecting business generally) which have materially adversely affected the relationship with such major customers or major suppliers or which are likely, based solely upon the Stockholder's current knowledge, to prevent the relationship with such major customers or major suppliers from being carried on after the Closing Date in essentially the same manner as is currently carried on.

            4.19 Schedules of Customers. Set forth on Schedule 4.19 is a list of the customers of Edgil to which sales in excess of $50,000 were made during the nine months ended September 30, 2003, and the volume of sales made to each such customer.

      4.20 Finder. There is no firm, corporation, agency or other person or entity that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Edgil or any of their directors, officers, employees, stockholders or affiliates.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF ADSTAR AND NEWCO

      AdStar and Newco hereby jointly and severally represent and warrant to Edgil and the Stockholders as follows:

      5.01 Organization and Good Standing. AdStar and Newco are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Massachusetts, respectively, with full corporate power and authority to conduct their respective businesses as they are now being conducted and to own or lease and operate the assets and properties respectively owned or leased and operated by them.


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

      5.02 Authority and Compliance. Each of AdStar and Newco has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by AdStar and Newco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of AdStar and Newco and constitutes a valid obligation of each of AdStar and Newco, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. Except for filings and/or approvals under applicable securities laws, no consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by AdStar or Newco in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      5.03 No Conflict. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any contract or other agreement or instrument to which AdStar or Newco is a party or by which AdStar or Newco or any of their respective properties or assets is bound, or (ii) the Articles of Incorporation or By-Laws of AdStar or Newco or
(iii) any law, order, rule, regulation, writ, injunction or decree applicable to AdStar or Newco.

      5.04 SEC Reports; Financial Statements. AdStar has filed all reports required to be filed by it under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), for the one year preceding the date hereof (the foregoing being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has


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

filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, nor the AdStar Private Placement Memorandum provided to the Stockholders, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for notices from NASDAQ regarding the failure to meet the net worth requirements or minimum bid prices for continued listing of its common stock on the Nasdaq Small Cap Market, AdStar has not, since January 1, 2002, received any other notice from NASDAQ or any other federal or state government agency or Self-Regulatory Organization threatening its status as a publicly traded entity entitled to have its securities traded on the Nasdaq Small Cap Market. The financial statements of AdStar included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of AdStar as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

      5.05 Material Changes. Since the date of the latest financial statements included within the SEC Reports, except for continuing losses, there has been no event, occurrence or development that has had a material adverse effect on the assets, business or financial condition of AdStar.

      5.06 AdStar Common Stock. The AdStar Common Stock to be issued pursuant to the Merger as contemplated by this Agreement will, upon delivery to the Stockholders be duly authorized, validly issued, fully paid and non-assessable.

      5.07 Finder. There is no firm, corporation, agency or other person or entity that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with AdStar or Newco or any of their directors, officers, employees, stockholders or affiliates.

                                   ARTICLE VI

                     COVENANTS OF EDGIL AND THE STOCKHOLDERS

      6.01 Conduct of Business Until Closing Date. Edgil and the Stockholders hereby jointly and severally covenant and agree with Newco and AdStar that from and after the date hereof until the Closing Date, Edgil will:

            (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve its present business organizations intact, (ii) use its reasonable efforts to keep available the services of its present officers and significant employees and
(iii) use its reasonable efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with them;

            (b) maintain for Edgil the ownership of and/or the right to use the Edgil Rights and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

            (c) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

            (d) duly comply with all laws known to be applicable to Edgil and material to the conduct of its business;

            (e) perform all of its material obligations without default unless being contested in good faith;

            (f) neither (i) amend or change its Articles of Incorporation or By-Laws; (ii) merge with or into, consolidate or otherwise combine with, or acquire all or substantially all of the stock or assets of, any other entity;
(iii) sell, lease or otherwise transfer any significant part of its respective assets other than in the ordinary course of business consistent with past practice, nor (iv) change the character of its business;

            (g) neither (i) increase the number of its shares of capital stock or other equity securities issued and outstanding nor (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of its capital stock;

            (h) neither (i) declare, pay or make any dividend or other distribution or payment in respect of its outstanding shares of capital stock, nor (ii) purchase, redeem or otherwise acquire for consideration any shares of its capital stock, nor (iii) repay any loan due to any Stockholder, officer or director;

            (i) neither (i) encumber, mortgage, or subject to lien any of its properties or assets other than in the ordinary course of business or other than such encumbrances, mortgages or liens which individually or in the aggregate, would not have a material adverse effect on the business of Edgil; (ii) convey, transfer or acquire any material asset or property other than in the ordinary course of business; nor (iii) enter into any contract or undertaking relating to, or pay or promise to pay, any bonus, profit-sharing, or special compensation to any Stockholder, employee or director or make any increase in the compensation payable or to become payable to any Stockholder, employee or director;

            (j) neither (i) incur any long-term debt nor (ii) modify, change or terminate any of the Contracts disclosed on any Schedule to this Agreement, other than in the ordinary course of business except such modifications, changes or terminations which, individually or in the aggregate, would not have a material adverse effect on the business of Edgil; and

            (k) not enter into any employment agreement not terminable by Edgil on thirty (30) days notice or less without cost or liability.

      6.02 Access. Edgil shall, upon prior notice, afford AdStar and Newco and their representatives free and full access during regular business hours to all of its books, records, contracts, documents, key personnel and properties. Edgil will use its commercially reasonable efforts to cause the key employees, accountants, attorneys and other representatives of Edgil to cooperate fully with AdStar and Newco and to make full disclosure to them of all material facts affecting the business properties and financial condition of Edgil, as AdStar or Newco shall reasonably request.

      6.03 Approval by the Stockholders. Each Stockholder agrees that this Agreement and the Merger shall be approved and consented to in writing by such Stockholder in such form as is sufficient to satisfy the requirements of Stockholder approval under Massachusetts law.

      6.04 Stockholder Loans. Edgil is indebted to each Stockholder in the amount of $83,000 (for an aggregate amount of $166,000) (the "Stockholder Loans"). Each Stockholder agrees that the repayment terms of each Stockholder Loan of $83,000 shall be as follows: (a) $51,500 shall be repaid on the Closing Date, and (b) the remaining principal amount of $31,500 shall be paid pursuant to a Promissory Note to each Stockholder from Edgil, substantially in the form set forth on Exhibit C hereto (which shall supersede the existing promissory notes from Edgil to each Stockholder, both of which shall be cancelled at the Closing), which shall provide for interest to accrue from the Closing Date at the rate of 8% per annum, and for six equal payments of principal along with all interest accrued to date, with the first payment to be paid on the six month anniversary of the Closing Date and each of the next four payments to be paid each six months thereafter, with the final payment to be made on the third anniversary of the Closing Date.

      6.05 Employment Agreements. At Closing, each Stockholder shall enter into an employment agreement with the Surviving Corporation in substantially the form annexed hereto as Exhibit D (the "Employment Agreements").

      6.06 Covenant Not to Compete. Each Stockholder agrees that for a period of three (3) years from and after the Closing Date, he will not, directly or indirectly, in any manner (i) engage in the business of advertising order entry or the credit card processing business anywhere in the world, or any other business currently engaged in by Edgil to a material extent, or contemplated to be engaged in by Edgil to a material extent pursuant to the business plan heretofore delivered to AdStar (the "Competitive Business"), other than as an employee or agent of AdStar, and (ii) will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is engaged in the Competitive Business unless duly authorized by written consent of AdStar (provided, however, that nothing herein shall prohibit each of them from owning not more than three (3%) percent of the outstanding stock of any publicly held corporation, or from owning any amount of the stock of Adstar itself). Each Stockholder acknowledges that a violation of any of the covenants contained in this Section 6.06 may cause irreparable injury to the Surviving Corporation and AdStar, and that such corporations will be entitled, in addition to any other rights and remedies they may have, to injunctive relief. In the event the covenants contained in this Section 6.06 should be held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity or with respect to the period of restraint, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate therefrom the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable or to reduce the period of restraint, and, as so modified and as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

                                   ARTICLE VII

                          COVENANT OF ADSTAR AND NEWCO

      7.01 Agreements. AdStar and Newco covenant and agree to execute and deliver and/or cause the Surviving Corporation to execute and deliver to the Stockholders, as the case may be, at the Closing, the various documents and instruments provided for herein, including without limitation the Employment Agreements and the Registration Rights Agreement described in Section 9.07 hereof., as well as the Consideration and the Promissory Note described in
Section 6.04.

      7.02 Durability of Employee Health Insurance Plan. As additional consideration to be paid to the Stockholders in the Merger, AdStar hereby agrees to cause the Surviving Corporation to retain the existing employee health insurance plan currently in place at Edgil, until October 31, 2008, so long as premiums under such plan for the two Stockholders do not exceed $50,000 per year. In the event that, for any reason, the Stockholders are not eligible to participate in such plan (or such plan no longer is available to the Surviving Corporation within the maximum premium amounts set forth above), then the Stockholders may obtain comparable coverage and AdStar shall reimburse them up to a maximum of $25,000 each per year (or, at their option, may continue to participate in the Surviving Corporation's new plan, with AdStar reimbursing each Stockholder for any deductibles in a maximum amount equal to $25,000 less all premums paid for their participation). Notwithstanding the foregoing, the Stockholders each shall contribute $10,000 per year toward their premiums or other payments as set forth above (and, in the event that either Stockholder is no longer employed by the Surviving Corporation, then such contribution shall be reduced to $2,500 per year).

                                  ARTICLE VIII

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ADSTAR AND NEWCO

      The obligations of AdStar and Newco pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that AdStar and Newco may, in their sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby. Anything to the contrary notwithstanding, the participation by a party in the Closing, and the execution by such party at the Closing of all documents calling for his or its execution, conclusively shall be deemed a waiver by such party of any remaining conditions to Closing.

      8.01 Accuracy of Representations and Warranties. The representations and warranties of Edgil and the Stockholders contained in this Agreement or any other document delivered by Edgil to AdStar or Newco at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date.

      8.02 Performance of Agreements. Edgil and the Stockholders shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by any of them on or before the Closing Date pursuant to this Agreement.

      8.03 Litigation, etc.

            (a) No claim, action, suit, proceeding, arbitration, or hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

            (b) No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties, business or prospects of Edgil; and no law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of AdStar or Newco to consummate the transactions contemplated by this Agreement.

      8.04 Officers' Certificate. AdStar and Newco shall have received a certificate of the chief executive officer and the Treasurer of Edgil, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 8.01, 8.02 and 8.03.

      8.05 Approvals; Consents. All material approvals, consents, waivers, filings, registrations, permits, authorizations or other actions required in connection with the Merger or which may be required on account of the change in ownership of Edgil, including, without limitation, the Required Lease Consents and the Required Contract Consents, shall have been obtained or made. The parties acknowledge and agree that, for purposes of this Section 8.05, the failure of customers accounting, in the aggregate, for less than Ten Percent (10%) of Edgil's gross revenues in Fiscal 2003 and during the first quarter of Fiscal 2004, shall be deemed immaterial.

      8.06 No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any changes in the properties, assets, businesses or prospects of Edgil which collectively constitute an Edgil Material Adverse Effect.

      8.07 Releases. Each Stockholder shall have executed and delivered to Edgil a general release of all claims that such Stockholder may have against Edgil, except for the repayment of the Stockholder Loans, as provided herein, which release shall be in the form of Exhibit E.

                                   ARTICLE IX

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                         OF EDGIL AND THE STOCKHOLDERS

      The obligations of Edgil and the Stockholders under this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that Edgil and the Stockholders acting together in their sole discretion, may waive any of such conditions and proceed with the transactions contemplated hereby.

      9.01 Accuracy of Representations and Warranties. The representations and warranties of AdStar and Newco contained in this Agreement or any other document delivered by AdStar or Newco to Edgil at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of the Closing

Date, as if made on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date.

      9.02 Performance of Agreements. AdStar and Newco shall have performed and complied in all respects with all covenants, obligations and agreements to be performed or complied with by any of them on or before the Closing Date pursuant to this Agreement.

      9.03 Litigation, etc.

            (a) No claim, action, suit, proceeding, arbitration or hearing or notice of hearing shall be pending (and no action or-investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

            (b) No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties, business or prospects of AdStar; and no law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of Edgil to consummate the transactions contemplated by this Agreement.

      9.04 Officers' Certificate. Edgil shall have received a certificate of the chief executive officer and the chief financial officer of AdStar, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in
Section 9.01, 9.02 and 9.03.

      9.05 No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any Edgil Material Adverse Effect.

      9.06 Delisting Notice. Except for the failure to meet the net worth requirements for continued listing of its common stock on the Nasdaq Small Cap Market, AdStar will meet all of the other continued listing requirements, and shall not have received any notice from Nasdaq Small Cap Market or any other government agency or Self-Regulatory Organization threatening its status as a publicly traded entity entitled to have its securities traded on the Nasdaq Small Cap Market which remains unresolved, nor shall have declared bankruptcy or filed under any insolvency protection statute, nor have incurred any undisclosed event likely to have a material adverse effect upon AdStar's business, stock price or prospects.

      9.06 Registration Rights Agreement. AdStar shall have executed and delivered to the Stockholders a Registration Rights Agreement with respect to all of the Consideration Shares in the form of Exhibit F.

                                    ARTICLE X

                                 INDEMNIFICATION

      10.01 Indemnification by the Stockholders. The Stockholders, jointly and severally, hereby covenant and agree with AdStar and Newco that they shall reimburse and indemnify AdStar and the Surviving Corporation and their respective successors and assigns (individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with, a material breach of any of the representations, warranties, covenants or agreements made by the Stockholders (either individually or jointly and severally with Edgil) in this Agreement ("Losses"); provided, however, that notwithstanding the provisions of this Section 10.01 with respect to a breach of the provisions of Section 6.06 hereof, each Stockholder shall only be liable for such Stockholder's breach of such provisions and shall not be jointly and severally liable for any other Stockholder's breach of such provision. To the extent that the Stockholders provide indemnification hereunder from claims that include rights by Edgil against third parties, the Stockholders shall be subrogated to the rights of Edgil as against such third parties. For example, if the Stockholders indemnify AdStar for a failure by Edgil, prior to the Closing, to withhold sales taxes (if and to the extent that such indemnification may be available under Section 4.11 hereof), in connection with sales made to past customers who were obligated to pay such taxes, then the Stockholders automatically would be subrogated to Edgil's rights to collect such taxes from such past customers).

      10.02 Indemnification by AdStar. AdStar hereby covenants and agrees with the Stockholders that it shall reimburse and indemnify them and their respective successors and assigns (also individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with, a material breach of any of the representations, warranties, covenants or agreements made by AdStar or Newco in this Agreement.

      10.03 Certain Limitations on Remedies.

            (a) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the proviso set forth in this sentence), the Stockholders shall not be liable hereunder to AdStar as a result of any breach in any of the representations or warranties set forth in Section 3.04 or Article IV of this Agreement, except to the extent that the Losses incurred by AdStar or the Surviving Corporation as a result of such breach shall exceed in the aggregate $60,000 (the "Basket Exclusion"), and then only to the extent of such excess; provided, however, that the

Basket Exclusion shall not apply to any breach of the representations and warranties contained in Sections 4.02 or 4.03.

            (b) The aggregate amount required to be paid by the Stockholders under this Article X shall not exceed $1,000,000.

            (c) In the event any payment of the indemnity obligations of the Stockholders set forth in Section 10.01 is required to be made, the Stockholders may satisfy all or any part of such payment by delivery to AdStar of shares of AdStar Common Stock acquired by them pursuant to the Merger, which shares, for such purpose, shall be valued at the closing price of a share of AdStar Stock on the day immediately preceding the Closing.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.01 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated by this Agreement until December 31, 2004; provided, however, that any representations, warranties, covenants and agreements contained herein which specifically set forth specific time periods of effectiveness shall survive for the periods indicated therein and provided further that therein and provided further that the representations, warranties, covenants and agreements relating to federal, state and local tax obligations of Edgil shall survive for the period of the applicable statute of limitations with respect thereto. If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival then, and in such event, such claim shall survive until finally resolved.

      11.02 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred by AdStar and Newco in connection with this Agreement and the transactions contemplated hereby (including all legal fees and finder's fees) shall be paid by AdStar and all costs and expenses incurred by Edgil and the Stockholders in connection with this Agreement and the transactions contemplated hereby (including all legal fees and finder's fees) shall be paid by the Stockholders.

      11.03 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person,(b) the day following dispatch by an overnight courier service (such as Federal, Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to AdStar or Newco addressed to: AdStar, Inc.
                                          4553 Glencoe Avenue, Suite 325
                                          Marina del Rey, California 90292
                                          Attn: Leslie Bernhard, President

      with a copy to:                     Morse, Zelnick, Rose & Lander, LLP
                                          405 Park Avenue
                                          New York, New York 10022
                                          Attn: George Lander, Esq.

      If to Edgil addressed to:           Edgil Associates, Inc.
                                          15 Tyngsboro Road
                                          North Chelmsford, MA 01863-1344

      If to Hopey addressed to:           Edward Hopey
                                          3 Gilmore Lane
                                          Amherst, NH 03031

      If to Wolsky addressed to:          Gilbert Wolsky
                                          18 Oxford Street
                                          Winchester, MA 01890

      In each case, with a copy to:       Samuel M. Shafner, Esq.
                                          Burns & Levinson, LLP
                                          125 Summer Street
                                          Boston, MA 02110

or such other address as any of the parties shall hereafter notify the other parties in writing.

      11.04 Assignability and Amendments. This Agreement and the rights and obligations created hereunder shall not be assignable by any of the parties. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, legal representatives and assigns.

      11.05 Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

      11.06 Waivers, Remedies. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

      11.07 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings (including, without limitation, Article headings and

Section titles) are inserted for convenience of reference only and shall not affect its meaning or interpretation.

      11.08 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

      11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except for the Merger which shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      11.10 Binding Effects. This Agreement shall be binding upon and incur to the benefit of the parties hereto, their successors, legal representatives and assigns.

      11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      11.12 Knowledge. Whenever in this Agreement the term " actual knowledge" or "best of actual knowledge" is used, it shall mean the actual knowledge of the person in question at the time such statement is being made, without any attribution of the knowledge of any employee or other person to the person making the statement, and without any inference that such person has conducted or will conduct any special investigation in connection therewith.

      11.13 Disclosure Schedules. Any disclosure made in response to any representation or warranty herein shall be deemed made with respect to any other representation or warranty herein to which it is responsive, without the necessity of repeating such disclosure.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                          EDGIL ASSOCIATES

                                          By: /s/ Edward P. Hopey
                                              ----------------------------------
                                              President


                                          /s/  Edward P. Hopey
                                          --------------------------------------
                                          EDWARD P. HOPEY


                                          /s/ Gil Wolsky
                                          --------------------------------------
                                          GIL WOLSKY


                                          ADSTAR, INC.

                                          By: /s/ Leslie Bernhard
                                              ----------------------------------
                                              Leslie Bernhard, President and CEO


                                          EDG ACQUISITION CORP.

                                          By: /s/ Leslie Bernhard
                                              ----------------------------------
                                              Leslie Bernhard, President and CEO

                                    EXHIBIT B

                        APPLICABLE STOCKHOLDER PERCENTAGE

                                     Number of                 Applicable
   Stockholder Name                    Shares              Percentage Interest
-----------------------             -----------            -------------------

Edward Hopey                         1,350,000                     50%

Gilbert Wolsky                       1,350,000                     50%